EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Cenveo, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) dated March 28, 2008, appearing in its Annual Report on Form 10-K of Cenveo, Inc. for the year ended January 3, 2009.

/s/ Deloitte & Touche LLP

Stamford, CT
September 15, 2009